                                                                     EXHIBIT 2.1

                               TABLE OF CONTENTS

                                                                       EXECUTION
________________________________________________________________________________

                           SHARE PURCHASE AGREEMENT

                          Dated as of January 8, 2001

                                     among

                THE SHAREHOLDERS OF AVANTRON TECHNOLOGIES INC.



                                      and

                    SUNRISE TELECOM AVANTRON DIVISION CORP.
________________________________________________________________________________

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                             Page
ARTICLE I       Sale and Purchase of Common Stock.........................................................      1
     Section 1.01.     Sale and Purchase..................................................................      1
     Section 1.02.     Closing............................................................................      1
             (a)    Shareholder Deliveries................................................................      1
             (b)    Buyer Deliveries......................................................................      2
     Section 1.03.     The Purchase Price.................................................................      2
     Section 1.04.     Payment of Purchase Price..........................................................      3
     Section 1.05.     Adjustment to Purchase Price.......................................................      3
     Section 1.06.     Physical Inventory.................................................................      6
     Section 1.07.     Further Cooperation................................................................      6
ARTICLE II      Representations and Warranties............................................................      6
     Section 2.01.     Representations and Warranties of the Shareholders.................................      6
             (a)    Organization..........................................................................      6
             (b)    Authority to Do Business..............................................................      6
             (c)    Binding Obligation....................................................................      6
             (d)    Title to Stock........................................................................      7
             (e)    Capitalization........................................................................      7
             (f)    Subsidiaries..........................................................................      7
             (g)    Inventories; Backlog..................................................................      8
             (h)    Accounts Receivable...................................................................      8
             (i)    Financial Statements..................................................................      8
             (j)    Real Property.........................................................................      8
             (k)    Title to Assets.......................................................................      9
             (l)    Contracts.............................................................................      9
             (m)    Litigation............................................................................     10
             (n)    Licenses..............................................................................     10
             (o)    Employee and Related Matters..........................................................     11
             (p)    Absence of Changes or Events..........................................................     12
             (q)    Compliance with Laws..................................................................     13
             (r)    No Broker's or Finder's Fees..........................................................     13

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                             Page
             (s)    Employee Benefit Plans...............................................................      13
             (t)    Customers............................................................................      15
             (u)    Condition of Equipment...............................................................      16
             (v)    Trademarks and Other Intellectual Property...........................................      16
             (w)    Environmental Matters................................................................      16
             (x)    Tax Returns and Payments.............................................................      18
             (y)    Other Activities of the Shareholders.................................................      23
             (z)    Employee Terminations................................................................      23
             (aa)   The Shareholder List.................................................................      23
             (bb)   Corporate Records....................................................................      23
             (cc)   No Undisclosed Liabilities...........................................................      23
             (dd)   Disclosure...........................................................................      24
             (ee)   Title to Shares......................................................................      24
             (ff)   Bonuses..............................................................................      24
             (gg)   U.S. Assets..........................................................................      24
     Section 2.02.     Representations and Warranties of Buyer...........................................      24
             (a)    Organization.........................................................................      24
             (b)    Binding Obligation...................................................................      24
ARTICLE III     Covenants Relating to Conduct of Business................................................      25
     Section 3.01.     Covenants of the Shareholders.....................................................      25
             (a)    Ordinary Course......................................................................      25
             (b)    Distributions........................................................................      26
             (c)    Compensation.........................................................................      26
             (d)    Rights...............................................................................      26
             (e)    No Other Bids........................................................................      26
ARTICLE IV      Additional Agreements....................................................................      27
     Section 4.01.     Access to Information.............................................................      27
     Section 4.02.     Legal Conditions..................................................................      27
     Section 4.03.     Expenses..........................................................................      28
     Section 4.04.     Additional Agreements.............................................................      28

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                             Page
     Section 4.05.  Press Realeases...................................................................         28
     Section 4.06.  Noncompetition....................................................................         28
     Section 4.07.  Collection of Receivables.........................................................         30
ARTICLE V       Conditions Precedent..................................................................         33
     Section 5.01.    Conditions to Each Party's Obligation...........................................         33
             (a)    Approvals.........................................................................         33
             (b)    Legal Action......................................................................         34
             (c)    Statutes..........................................................................         34
     Section 5.02.    Conditions to Obligations of Buyer..............................................         34
             (a)    Approval of Board of Directors....................................................         34
             (b)    Representations and Warranties....................................................         34
             (c)    Performance of Obligations of the Shareholders....................................         34
             (d)    Opinion of Shareholders' Counsel..................................................         35
             (e)    No Material Adverse Change........................................................         35
             (f)    Consents and Actions..............................................................         35
             (g)    Due Diligence Investigation.......................................................         35
             (h)    Closing Deliveries................................................................         35
             (i)    Release of Security Interests.....................................................         35
             (j)    Employment Agreements.............................................................         36
             (k)    Compliance........................................................................         36
             (l)    Legal Action......................................................................         36
             (m)    Distributions.....................................................................         36
             (n)    Dynastie Arrangements Terminated..................................................         36
     Section 5.03.    Conditions to Obligation of the Shareholders....................................         36
             (a)    Representations and Warranties....................................................         36
             (b)    Performance of Obligations of Buyer...............................................         37
             (c)    Consents and Actions..............................................................         37
             (d)    Employment Agreements.............................................................         37
             (e)    Compliance........................................................................         37
             (f)    Other Documents...................................................................         37

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                           Page
ARTICLE VI      Indemnification..........................................................................    37
     Section 6.01.     Warranty Claims...................................................................    37
             (a)    By the Shareholders..................................................................    37
             (b)    By Buyer.............................................................................    38
     Section 6.02.     Third Party Claims................................................................    38
     Section 6.03.     Notice of Claim...................................................................    39
     Section 6.04.     Defense of Third Party Claims.....................................................    39
     Section 6.05.     Limitations.......................................................................    39
ARTICLE VII     Termination, Amendment and Waiver........................................................    40
     Section 7.01.     Termination.......................................................................    40
     Section 7.02.     Effect of Termination.............................................................    40
     Section 7.03.     Amendment.........................................................................    41
ARTICLE VIII    Shareholders' Representative Provisions..................................................    41
     Section 8.01.     Appointment of Shareholders' Representative.......................................    41
     Section 8.02.     Authority.........................................................................    41
     Section 8.03.     Reliance..........................................................................    42
     Section 8.04.     Actions by Shareholders...........................................................    44
     Section 8.05.     Idemnification of Buyer...........................................................    44
     Section 8.06.     Indemification of Shareholders' Representative....................................    44
ARTICLE IX      General Provisions.......................................................................    44
     Section 9.01.     Survival of Representations and Warranties........................................    45
     Section 9.02.     Notices...........................................................................    45
     Section 9.03.     Interprecation....................................................................    46
     Section 9.04.     Counterparts .....................................................................    46
     Section 9.05.     Miscellaneous.....................................................................    46
     Section 9.06.     Governing Law.....................................................................    47
     section 9.07.     No Waiver.........................................................................    47
     Section 9.08.     Language..........................................................................    47

                               TABLE OF CONTENTS
                                  (continued)

                                                                          Page
EXHIBIT A    PROMISSORY NOTES*..........................................   A-1
EXHIBIT B    PARENT GUARANTEES*.........................................   B-1
EXHIBIT C    EMPLOYMENT AGREEMENTS*.....................................   C-1

SCHEDULES TO SHARE PURCHASE AGREEMENT*


* The schedules and exhibits to this agreement have not been filed henewith, pursuant to Item 601 (b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or any omitted schedule or exhibit to the Commission upon request.

                    THIS SHARE PURCHASE AGREEMENT (this "Agreement") dated as of January 8, 2001 (the "Effective Date"), by and among SUNRISE TELECOM AVANTRON DIVISION CORP., a Nova Scotia unlimited liability company ("Buyer"); and 162544 Canada Inc., Bernard Cadieux and Denis Quirion (collectively, the
"Shareholders").

                    WHEREAS, the Shareholders own all of the issued and outstanding shares of the share capital (the "Shares") of Avantron Technologies Inc., a corporation organized under the laws of Canada (the "Company").

                    WHEREAS, the Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders all of the Shares.

                    NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                        Sale and Purchase of Common Stock
                        ---------------------------------

                    SECTION 1.01.  Sale and Purchase. Subject to the terms and
                                   -----------------
conditions herein set forth, at the Closing the Shareholders shall sell, assign and transfer to Buyer and Buyer shall purchase from the Shareholders 960,000 shares of the share capital of the Company, constituting all of the issued and outstanding shares of the share capital of the Company.


                    SECTION 1.02.  Closing. The closing of the purchase and sale
                                   -------
of the Shares (the "Closing") will take place at the offices of Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California, as soon as possible after the date hereof.

                    (a)  Shareholder Deliveries. The Shareholders shall deliver
                         ----------------------
to Buyer at the Closing:

                    (i) Stock certificates representing all of the Shares, duly endorsed for transfer.

                    (ii) Consents executed by all necessary parties whose consent to the transactions contemplated hereby is required under the terms of the Company's contracts, licenses or rights. Such consents are described in Schedule 1.02(a)(ii) hereto. The Shareholders acknowledge that the consents described in Schedule 1.02(a)(ii) do not satisfy the requirements under this Section 1.02(a)(ii). Buyer agrees to allow the Shareholders five (5) business days after the date hereof to obtain consents satisfactory to Buyer and Shareholders agree to obtain such consents within such time. Failure to obtain such consents within such time shall be a breach of this Agreement and Buyer shall be entitled to indemnification under Section 6.01(a).

                    (iii) Such indemnity agreements as may be required by Buyer to indemnify and protect Buyer in the event that the Shareholders fail to obtain any of the consents or other documents to be executed by third parties and delivered by Shareholders pursuant to this Section 1.02.

                    (iv)     the Estimated Balance Sheet (described in Section
     1.05 below).

                    (v) A Certificate of Compliance and a "Certificat d'attestation" of the Company from the appropriate Governmental Entity.

                    (vi) Such other resolutions, certificates or other documents of authority as provided for in Schedule 1.02(a)(vi) hereto or elsewhere herein, and all other instruments or documents that counsel for Buyer may reasonably request in order to assure compliance with the terms and conditions of this Agreement, including those set forth in Section 5.02 hereof.

                    (b) Buyer Deliveries. Buyer shall deliver at the Closing to
                        ----------------
the Shareholders: (i) cashiers checks payable to the Shareholders in Canadian dollars in the amounts payable on the Closing Date as set forth in Section 1.04,
(ii) promissory notes payable to each of the Shareholders in the form of Exhibit A with respect to the portion of the Purchase Price (as defined below) which is not paid at the Closing, and (iii) parent guarantees of the payment of the promissory notes in the form of Exhibit B.

               SECTION 1.03.  The Purchase Price. In consideration for the sale,
                              ------------------
assignment and transfer of the Shares by the Shareholders to the Buyer, the Buyer agrees to pay to the Shareholders an aggregate amount of Cdn$17,600,000, as adjusted pursuant to Section 1.05 (the "Purchase Price").

               SECTION 1.04.  Payment of Purchase Price. In payment of the
                              -------------------------
Purchase Price, Buyer shall deliver cashiers checks in Canadian dollars to the Shareholders on the dates and in the amounts set forth below; provided that the post-Closing payments shall be subject to adjustment pursuant to Section 1.05.


---------------------------------------------------------------------------------------------------------
PAYMENT DATE                             SHAREHOLDER                            AMOUNT PAYABLE
------------                             -----------                            --------------
---------------------------------------------------------------------------------------------------------
Closing Date                             162544 Canada Inc.                     Cdn$14,189,500

---------------------------------------------------------------------------------------------------------
Closing Date                             Bernard Cadieux                        Cdn$1,248,000

---------------------------------------------------------------------------------------------------------
Closing Date                             Denis Quirion                          Cdn$162,500

---------------------------------------------------------------------------------------------------------
Second Payment Date                      162544 Canada Inc.                     Cdn$1,819,167

---------------------------------------------------------------------------------------------------------
Second Payment Date                      Bernard Cadieux                        Cdn$160,000

---------------------------------------------------------------------------------------------------------
Second Payment Date                      Denis Quirion                          Cdn$20,833

---------------------------------------------------------------------------------------------------------


Payments made on the Second Payment Date (as defined in Section 1.05) shall be subject to adjustment pursuant to Section 1.05 and the adjusted amounts shall earn simple interest at a rate of 5.5% per annum from the Closing Date.

          SECTION 1.05.  Adjustment to Purchase Price.
                         ----------------------------

          (a)  Certain Definitions.

          (i) "Estimated Balance Sheet" means the unaudited balance sheet of the Company, prepared by the Shareholders in accordance with Canadian GAAP, consistently applied, and delivered to Buyer upon the Closing Date, which includes the Company's estimated asset and liability accounts as of the Closing Date.

          (ii) "Closing Balance Sheet" means the unaudited balance sheet of the Company prepared by the Buyer in accordance with GAAP, consistently applied, and delivered to the Shareholders after the Closing Date, which includes the asset and liability accounts of the Company as of the Closing Date.

          (iii) "Receivables Purchase Price Adjustment" means the difference between the amounts of accounts receivable and inventory on the Estimated Balance Sheet and any lesser amounts for accounts receivable and inventory on the Final Balance Sheet (as defined below).

          (iv) "Backlog" means the backlog of the Company outstanding on the Closing Date which has been outstanding for less than 90 days as of the Closing Date.

          (v) "Backlog Purchase Price Adjustment" means (i) the amount of Backlog which is not shipped within 90 days of placement of the order, plus
                                                                            ----
     (ii) the amount of any backlog of the Company outstanding on the Closing Date which has been outstanding for more than 90 days as of the Closing Date, plus (iii) any cancelled Backlog.
           ----

          (vi) "Second Payment Date" means three business days following the later of the date on which the Final Balance Sheet is available and the date the Backlog Statement is available.

          (b) On the Closing Date, the Shareholders shall deliver to Buyer the Estimated Balance Sheet. Following the Closing Date, and in any event not later than sixty (60) days thereafter, Buyer shall deliver to the Shareholders the Closing Balance Sheet. The Closing Balance Sheet shall attach Buyer's calculation of the Purchase Price Adjustment in accordance with the provisions of this Section 1.05. The Shareholders shall be entitled to review all work papers and other supporting documentation used by Buyer in or relevant to the creation of the Closing Balance Sheet.

          (c) The Closing Balance Sheet shall become the Balance Sheet for purposes of calculating the Receivables Purchase Price Adjustment (the "Final Balance Sheet") under this Section 1.05 fifteen (15) days after delivery thereof to the Shareholders unless the Shareholders within such time period deliver written notice to Buyer (the "Objection Notice") of their disagreement as to the value of any item included in the Closing Balance Sheet or in Buyer's calculation of the Purchase Price Adjustment. Any Objection Notice shall specify in reasonable detail the nature of such disagreement and the basis and supporting evidence for the Shareholders' position with respect to the disputed items. The Shareholders and Buyer shall attempt in good faith to resolve any disagreement for a period of 30 days following the date of the Objection Notice and develop a Final Balance Sheet. If they are unable to do so within such period, they shall submit, to the exclusion of the courts, the disputed items to a nationally-recognized accounting firm not affiliated with either Buyer or the Shareholders (the "Arbitrator"), whose decision with respect to the matters disputed in the Objection Notice shall be final and binding. The Arbitrator shall render its decision with respect to such matters within 20 days after such matters are submitted to the Arbitrator and deliver the Final Balance Sheet to Buyer and the Shareholders at such time. The Shareholders and Buyer shall each provide promptly all information and documents within their respective possession that the Arbitrator, in its sole discretion, deems necessary in order to make its decision with respect to the disputed matters. The fees and expenses of the Arbitrator shall be borne equally by the Shareholders and Buyer.

          (d) On or after the date which is the earlier of: (i) 90 days after the Closing and (ii) the date when all of the unshipped Backlog is over 90 days old, Buyer shall deliver to the Shareholders a statement of the outstanding Backlog as of such date (the "Backlog Statement").

          (e) The Backlog Purchase Price Adjustment as set forth on the Backlog Statement, if any, and the amount of the Receivable Purchase Price Adjustment as set forth on the Final Balance Sheet, if any, shall be deducted, pro rata based on the relative ownership interests of the Shareholders, from the payments to be made on the Second Payment Date pursuant to Section 1.04. In the event that the sum of the Backlog Purchase Price Adjustment and the Receivables Purchase Price Adjustment payable to Buyer is in excess of Cdn$2,000,000, no payments shall be made to the Shareholders on the Second Payment Date and the Shareholders shall pay Buyer, on a pro rata basis based on their respective ownership interests in the Company, the amount payable to Buyer in excess of Cdn$2,000,000 plus interest at the rate of 5.5% simple interest per annum in immediately available funds.


          SECTION 1.06.  Physical Inventory. Representatives of Buyer and the
                         ------------------
Company shall jointly take a physical inventory on a mutually agreeable date preceding the Closing Date.

          SECTION 1.07.  Further Cooperation. From time to time after the
                         -------------------
Closing, the Shareholders at Buyer's request and without further consideration, agree to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the share purchase and sale contemplated by this Agreement.

                                  ARTICLE II

                         Representations and Warranties
                         ------------------------------

          SECTION 2.01.  Representations and Warranties of the Shareholders. The
                         --------------------------------------------------
Shareholders jointly and severally represent and warrant to, and agree with, Buyer as follows:

          (a)  Organization. The Company is a corporation duly organized,
               ------------
validly existing and in good standing under the laws of Canada.

          (b)  Authority to Do Business. The Company has all requisite power and
               ------------------------
authority to own or lease and operate its properties and to carry on its business as now conducted.

          (c)  Binding Obligation. This Agreement has been duly executed and
               ------------------
delivered by the Shareholders and constitutes a valid and binding obligation of the Shareholders enforceable in accordance with its terms. The execution, delivery and performance by the Shareholders of this Agreement does not and will not conflict with, or result in any violation of or default under, any provision of the Articles of Amalgamation or By-laws of the Company or any Shareholder, as amended or ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to the Company, any Shareholder or to any of their respective properties or assets. Except as set forth on Schedule 2.01(c), no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Shareholders or the Company in connection with their execution, delivery or performance of this Agreement, except as may be required by the Competition Act (Canada).

          (d)  Title to Stock. The Shareholders have good and marketable title
               --------------
to all of the Shares, in each case free and clear of all claims, liens, security interests, pledges, charges or encumbrances of any nature whatsoever, and the transfer of the Shares to Buyer pursuant to this Agreement will pass good and marketable title to the Shares, free and clear of all claims, liens, security interests, pledges, charges or encumbrances of any nature whatsoever.

          (e)  Capitalization. The Company's authorized share capital consists
               --------------
of unlimited number of Class A, B, C, D, E and common shares of which 960,000 shares (constituting the Shares) are issued and outstanding. All of the Shares have been issued in compliance with all applicable laws. No other equity securities of the Company other than the Common Stock are authorized, issued or outstanding, and there are no outstanding options, warrants, agreements, contracts, calls, commitments, or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the Common Stock.

          (f)  Subsidiaries. The Company has no interest, directly or
               ------------
indirectly, and has no commitment to purchase any interest, directly or indirectly, in any other corporation or in any partnership, joint venture or other business enterprise or entity. Except as set forth on Schedule 2.01(f), the business carried on by the Company has not been conducted through any direct or indirect subsidiary or affiliate of any present or former shareholder of the Company.

          (g)  Inventories; Backlog. The inventories on the unaudited balance
               --------------------
sheet of the Company as of December 31, 2000 (the "Balance Sheet") were valued as stated on Schedule 2.01(g)(i). The Company's backlog as of the date hereof is set forth in detail on Schedule 2.01(g)(ii). From the date of the Balance Sheet to the Closing Date, no unfilled orders shall have been written off.

          (h)  Accounts Receivable. All accounts and notes receivable of the
               -------------------
Company represent or will represent valid obligations arising from sales actually made in the ordinary course of business.


          (i)  Financial Statements. The Shareholders have delivered to Buyer
               --------------------
the Balance Sheet and the related audited statements of income and shareholders' equity, for each fiscal year ended May 31, 1998, 1999 and 2000 and the unaudited balance sheet and related statements of income and shareholders' equity for the six month period ended November 30, 2000 (collectively, the "Financial Statements"). Except as stated in Schedule 2.01(i), the Financial Statements are in accordance with the books and records of the Company, have been prepared in conformity with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly the financial position and the results of operations and changes in shareholders' equity of the Company as of the dates and for the periods indicated. The Company and its affiliates do no hold assets located in the United States having an aggregate value of U.S.$15 million or more and have not made sales in or into the United States of U.S.$25 million or more in the most recent fiscal year.

               (j)  Real Property. Schedule 2.01(j) includes a complete list of
                    -------------
     all real property used by the Company, all of which real property is leased by the Company ("Leased Real Property"). Except as set forth on Schedule 2.01(j), the Company has, or will have at Closing valid leasehold interests in all Leased Real Property, free and clear of all mortgages, liens claims, charges, easements, covenants, rights of way and other encumbrances or restrictions of any nature whatsoever, except the following encumbrances or restrictions, whether or not disclosed in Schedule 2.01(j): (i) zoning, municipal and other similar restrictions; (ii) easements, covenants, rights of way or other restrictions which do not materially adversely affect the use of the property to which they relate; (iii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (iv) liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty; and (v) other imperfections of title or encumbrances, if any, none of which liens, title imperfections or encumbrances are substantial in amount, materially detract from the usefulness of the property subject thereto or individually or in the aggregate adversely affect in any material way the present operation of the Company's business (all such exceptions set forth in clauses (i)-(v) being referred to collectively as, "Permitted Liens").

               (k)  Title to Assets. Except as set forth in Schedule 2.01(k)
                    ---------------
     hereto, the Company has good and marketable title to all of its assets, in each case free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever.

               (l)  Contracts. Except as described in Schedule 2.01(l) or the
                    ---------
     other Schedules hereto, the Company is not a party to or bound by any lease, agreement, contract or other commitment which relates in any way to the business of the Company and involves the payment or receipt of more than $5,000 annually or is otherwise material to the Company (collectively, the "Contracts").

     Each Contract is a valid and binding obligation of the Company and is in full force and effect. The Company has performed all material obligations required to be performed by it to date under the Contracts, is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and is not alleged to be in breach or default in any material respect thereunder. All Contracts are in the name of the Company.

               Except as described in Schedule 2.01(l), the Company is not a party to or bound by any of the types of agreement enumerated below:

               (i) agreement or contract not made in the ordinary course of business;

               (ii) employee collective bargaining agreement or other contract with any labor union;

               (iii) agreement with any employee which cannot be terminated upon such notice as is required by law;

               (iv) agreement or contract with any shareholder, officer, director or employee of the Company or any of its subsidiaries;

               (v)    agreement or contract which is oral; or

               (vi) agreement or contract the terms of which are known by the Shareholders as of the date of Closing to be materially unfavorable to the Company.

               (m)  Litigation. Except as set forth in Schedule 2.01(m), there
                    ----------
     are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of the Company, threatened by or against or affecting the Company or any of its properties, assets, operations or business which could in any way affect the transactions contemplated by this Agreement or the value to the Buyer of the business being acquired by it, and the Shareholders are not aware of any reasonable basis for any such lawsuit, claim, proceeding or investigation.

               (n)  Licenses. Except as set forth on Schedule 2.01(n) the
                    --------
     Company holds each license, permit or other governmental authorization (collectively hereinafter referred to as "Licenses") which is required for the operation of its business, and all such Licenses are in full force and effect and will remain in full force and effect notwithstanding the closing of the transactions contemplated hereby.

               (o)  Employee and Related Matters. Except as set forth on
                    ----------------------------
     Schedule 2.01(o), there are no employment-related claims, grievances, actions, proceedings or investigations pending or, to the best knowledge of the Company, threatened against or relating to the Company before any Governmental Entity. The Company is not subject to any outstanding order, writ, judgment, injunction, decision, award, compliance order, consent decree, conciliation agreement, settlement agreement, affirmative action plan, determination letter or advisory of any Governmental Entity. The Company is not, and has not ever been, a party to any collective bargaining agreements, and is in compliance with all contracts, laws and regulatory requirements relating to employment matters including, without limitation, the Labour Standards Act, the Labour Code, the Health and Safety Act, the Act Respecting Industrial Accidents and Occupational Diseases, the Charter of Human Rights and Freedoms, the Civil Code of Quebec, the Pay Equity Act, the Charter of the French Language, the Supplemental Pension Plans Act, the Pension Benefits Act (Ontario), the Income Tax Act (Canada), and all other laws and regulations pertaining to employment and employee benefits.

               Schedule 2.01(o) contains a complete and accurate list of the employees of the Company together with their titles, their number of years of service, their age and their annual compensation.

               The Company is not subject to any application for certification or threatened or apparent union organizing campaign in respect of any of its employees nor are there any current, pending or threatened strikes or lock-outs relating to any employees of the Company nor has there been any strike or lock-out in the last ten (10) years.

               (p)  Absence of Changes or Events. Since May 31, 2000, the
                    ----------------------------
     business of the Company has been conducted in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of the Company. Without limiting the generality of the foregoing, since May 31, 2000, the Company has not, except as described in Schedule 2.01(p):

               (i) acquired or agreed to acquire any assets which are material, individually or in the aggregate, to the Company, except in its ordinary course of business consistent with prior practice;

               (ii) sold, leased or otherwise disposed of any of its assets, which are material, individually or in the aggregate, to the Company, except in the ordinary course of business consistent with prior practice;

               (iii) adopted or amended in any material respect any agreement with employees or benefit plans, other than in the ordinary course of business consistent with prior practice;

               (iv) increased the compensation of any employee other than in the ordinary course of business consistent with prior procedure;

               (v) entered into any change of control agreement with any employees;

               (vi) sustained any material loss or damage to its properties, whether or not insured;

               (vii) issued capital stock or declared or paid a dividend or made any other payment from capital or surplus or -- except for permitted distributions summarized on Schedule 2.01(p) hereto -- other distribution of any nature, or directly or indirectly, redeemed, purchased or otherwise acquired or recapitalized or reclassified any of its capital stock or liquidated in whole or in part;

               (viii) merged or consolidated with another corporation;

               (ix) received any notice of termination or breach of, or intent to terminate, any contract, lease or other agreement, which individually or in the aggregate could have an adverse effect on the Company;

               (x) created, incurred or assumed or committed to create, incur or assume indebtedness or other liability, except for accounts payable or other current liabilities which (1) are not for borrowed money, (2) were incurred in the usual and ordinary course of business and (3) have not been and will not be materially adverse to the general affairs, business, prospects, properties, financial condition, results of operations or net worth of the Company;

               (xi)   altered or amended its Articles of Amalgamation or Bylaws;
          or

               (xii) entered into, materially amended or terminated any contract, agreement, franchise, permit or license.

               (q)  Compliance with Laws. The Company is not in violation of any
                    --------------------
     law, order, ordinance, rule or regulation of any Governmental Entity (collectively, "Laws").

               (r)  No Broker's or Finder's Fees. No agent, broker, investment
                    ----------------------------
     banker, person or firm acting on behalf of the Shareholders, the Company or any related entity is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated herein.

               (s)  Employee Benefit Plans.
                    ----------------------

               (i) Schedule 2.01(s) contains a list of every Canadian benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to, or provided by the Company for the benefit of any of its employees (collectively the "Canadian Benefit Plans"), including, without limiting the generality of the foregoing, any pensions, savings, retirement savings, bonus, deferred or incentive compensation, profit sharing, stock option, retirement, group insurance, death benefit, vacation, health and welfare or other fringe benefit plans, programs, arrangements, policies or practices that are maintained or otherwise contributed to or required to be contributed to by or on behalf of the Company for the benefit of its employees other than the Canada/Quebec Pension Plan, the Quebec Health Insurance Plan and other similar health insurance plans established and administered by any other Provinces and Workers' Compensation insurance provided pursuant to statute.

               (ii) Correct and complete copies of all the contracts, commitments, plans, employment policies and Related Documents are listed in Schedule 2.01(s). For the purpose of the foregoing, "Related Documents" means, in the case of the Canadian Benefit Plans, all documentation establishing or creating such plans, all amendments thereto and all related trust agreements, funding agreements and other similar agreements, all materials or documents distributed to new or existing employees during the last three years, the most recent financial statements and the most recent actuarial report, if any, related thereto. To the extent requested by the Buyer, all reports, returns and filings in respect of such plans made with any regulatory agency within the three years prior to the date hereof have been made or will be made available to the Buyer prior to Closing.

               (iii) No amendments have been made to the Canadian Benefit Plans and no improvements to the benefits thereunder have been made or promised except as specified in Schedule 2.01(s) and no such amendments or improvements will be made or promised prior to the Closing except as specified in Schedule 2.01(s).

               (iv) All employee data provided in Schedule 2.01(s) is true and correct in all material respects. All contributions or premiums required to be paid, deducted or remitted by the Company under the Canadian Benefit Plans have been paid, deducted or remitted by the Company in a timely fashion in accordance with the plans and any related federal or provincial legislation or regulations. All material obligations regarding the Canadian Benefit Plans have been satisfied and there are no outstanding material defaults or violations by any party thereto.

               (v) There are no outstanding actions or claims pending or, to the knowledge of the Company, threatened with respect to the Canadian Benefit Plans or the assets thereof (excluding the payment of benefits in the ordinary course). The Canadian Benefit Plans (i) are in compliance in all material respects with all applicable laws and regulations, (ii) have been administered in accordance with their terms and all applicable laws and regulations and (iii) are registered under any applicable law, where applicable. No events have occurred which would affect the registration status; no material changes have occurred which would affect the actuarial or financial statements of the Canadian Benefit Plans.

               (vi) The Benefit Plans which are registered pension plans are fully funded on both a going concern basis and a solvency or termination basis.

               (vii) There are no post-retirement or post-employment benefits applicable to the employees and no promises or commitments have been made in that regard.

               (viii) The transaction contemplated in this Agreement shall not, alone or upon the occurrence of any additional or subsequent event, result in any payment, or severance or otherwise, or acceleration, vesting or increase in benefits under any Canadian Benefit Plan with respect to any employee except as may be provided by any applicable laws or regulations.

          (t) Customers. Schedule 2.01(t) contains a true and correct list of
              ---------
the Company's largest 20 customers (as determined by dollar amount of orders) for each of the last two years. The Company has no information which would cause it to believe that any such customer will not continue to do business with Buyer after the Closing upon substantially the same terms and at such volumes as such customer did business with the Company prior to the Closing.

          (u) Condition of Equipment. Except as set forth in Schedule 2.01(u),
              ----------------------
the equipment of the Company is in good operating condition, normal wear and tear excepted.


          (v) Trademarks and Other Intellectual Property. Except as set forth in
              ------------------------------------------
Schedule 2.01(v), there are no patents, trademarks, service marks, trade names, domain names, copyrights, or applications therefor or registrations thereof or any trade secrets ("Intellectual Property"), which have been used or owned within the last six years by the Company. Schedule 2.01(v) contains a true and complete description of the rights of the Company with respect to each of such items of Intellectual Property. Except as set forth in Schedule 2.01(v), the Company has sole, exclusive, full and clear title to all of such items of Intellectual Property, without any liens, encumbrances or restrictions whatsoever, such Intellectual Property is sufficient and adequate for the Company to conduct its business as it is presently conducted, and upon closing of the transactions contemplated hereby, Buyer will possess sole, exclusive, full and clear title or a valid license to all of such items of Intellectual Property, without any liens, encumbrances or restrictions whatsoever. The Company has not granted any interest in or right to use any portion of the Intellectual Property. The Company has obtained, where applicable, all required waivers or moral rights. The Company is not and, during the last six years, has not (i) infringed or violated any trademark, service mark, trade name or copyright or other Intellectual Property right; provided that, with respect to patents, the Company has not infringed to the knowledge of the Company; or (ii) unlawfully or improperly used any trade secrets belonging to any third party.

          (w) Environmental Matters. There have been no private or governmental
              ---------------------
claims, citations, complaints, notices of violation or letters made, issued to or threatened against the Company by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the Company's facilities and assets which will be occupied or operated by Buyer as a result of the transactions contemplated hereby (the "Property").

          (i) The Leased Real Property has not been used by the Company, its agents, contractors, subcontractors, or employees for the disposal of "hazardous materials" as this term is defined below. As used in this Agreement, the term "hazardous materials" means any substance, whether waste, liquid, gaseous or solid matter, fuel, micro-organism, ray, odour, radiation, energy, vector and organic or inorganic matter, which is or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination.

          (ii) There are no hazardous materials on, under, in or about the Leased Real Property, including but not limited to the soil and groundwater at and below the Leased Real Property, and surface water on and running through the Leased Real Property; the presence of which is caused by the Company or its agents, contractors, subcontractors, or employees.

          (iii) The Company has not transported or arranged for the transportation of hazardous materials to any location which is not listed or duly authorized pursuant to applicable environmental laws, as defined hereafter, and which is the subject of federal, provincial or local enforcement actions or other investigations which could lead to claims against the Company.

          (iv) Except as set forth in Schedule 2.01(w), there are no underground or aboveground storage tanks, asbestos containing materials or polychlorinated biphenyls containing materials located at the Leased Real Property.

          (v) The Company has duly complied with, and the Leased Real Property and the other assets of the Company are in compliance with, the provisions of all federal, provincial and local environmental, health and safety laws, codes and ordinances, all rules and regulations promulgated thereunder, and all policies and guidelines adopted thereunder ("Environmental Laws").

          (vi) The Company has been issued, and will maintain until the date of Closing, all required federal, provincial and local permits, licenses, certificates, authorizations and approvals with respect to the Leased Real Property and the other assets of the Company relating to (i) air emissions,
     (ii) discharges to municipal sewers, surface water or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of hazardous materials or hazardous wastes, or (vi) other environmental, health or safety matters (hereinafter referred to as "environmental permits").

          (vii) The Company has received no notice of, and neither knows of nor suspects, any fact(s) which might constitute violation(s) of any federal, provincial or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, or any policies and guidelines adopted thereunder, which relate to the use or occupancy of the Leased Real Property or the operation of assets, and the Company is not in violation of any environmental permits, or of any covenants, conditions, easements, rights of way or restrictions affecting the Leased Real Property, the other assets of the Company, or any rights appurtenant thereto.

          (viii) Except as set forth in Schedule 2.01(w), the Company has no information in its possession which pertains to the environmental history of the Property which has not been furnished to Buyer.

          (x) Tax Returns and Payments.
              ------------------------

          (i) Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, provincial, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including Canada Pension Plan and Provincial Pension Plan contributions and unemployment insurance contributions and employment insurance contributions including taxes based upon or measured by gross receipts, income, profits, sales, capital use and occupation, goods and services, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability for the payment of any amounts of the type described in clause (i) of this
     Section 2.01(x) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.


          (ii)    Tax Returns and Audits.

                  (1) The Company has correctly computed all Taxes prepared, and duly and timely filed all federal, provincial, local and foreign returns, estimates, information statements and reports ("Tax Returns"), required to be filed by it, has timely paid all Taxes which are due and payable and have made adequate provision in the May 31, 2000 and in any other financial record that is required to be produced by the Company pursuant to this Agreement, for the payment of all

Taxes not yet due and payable for any taxation year ending on or prior to the Closing. The Company has also made adequate and timely installments of Taxes required to be made.

               (2) With respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes are not yet due and payable, the Company has only incurred liabilities for Taxes in the ordinary course of its business and in a manner and at a level consistent with prior periods. All such Taxes, including Taxes for the period between June 1st, 2000 and the Closing have been, or will be, reflected as a current liability on the Estimated Balance Sheet or on any other financial record that is required to be produced by the Company pursuant to this Agreement.

               (3) All Tax Returns of the Company have been assessed through and up to and including each of the dates set forth in Schedule 2.01(x), and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by the Company or any outstanding objections to any assessment or reassessment of Taxes. Any deficiencies proposed as a result of such assessments or reassessments of the Tax Returns through and including the date set forth in Schedule 2.01(x) have been paid and settled.

               (4) There are no contingent Tax liabilities or any grounds that could prompt an assessment or reassessment, including, but without limitation, aggressive treatment of income, expenses, deductions, credits or other amounts in the filing of earlier or current Tax Returns, nor has the Company received any indication from any taxation authorities that an assessment or reassessment of Tax is proposed or imminent.

               (5) The Company has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under the appropriate legislation, or made adequate provision for the payment of such amounts to the proper receiving authorities.

               (6) The Company has collected from each receipt from any of its past and present customers (or other persons paying amounts to the Company) the amount of all Taxes (including goods and services tax and provincial sales taxes) required to be collected and has remitted such Taxes when due, in the form required under the appropriate legislation or made adequate provision for the payment of such amount to the proper receiving authorities.

               (7) The Company is not subject to any assessments, levies, penalties or interest with respect to Taxes which will result in any liability on its part in respect of any period ending on or prior to the Closing, in excess of the amount to be provided for in the Financial Statements, or in any other financial record that is required to be produced by the Company pursuant to this Agreement.

               (8) The Company has not been and is not currently required to file any returns, reports, elections, designations or other filings with any taxation authority located in any jurisdiction outside Canada or outside the Province of Quebec.

               (9) The Company has not filed nor has been party to any election pursuant to Sections 83 or 85 of the Income Tax Act (Canada) (the "ITA") or the corresponding provisions of any provincial statute.

               (10) The Company has not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) which could have resulted in the application of Section 80 and following of the ITA.

               (11) All research and development investment tax credits ("ITCs") and expenditures were claimed by the Company in accordance with the ITA and the relevant provincial legislation and the Company satisfied at all times the relevant criteria and conditions entitling it to such ITCs and expenditures. All refunds of ITCs received or receivable by the Company in any financial year were claimed in accordance with the ITA and the relevant provincial legislation and the Company satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs.

               (12) Since its date of incorporation, the Company has been a "Canadian controlled private corporation" within the meaning of the ITA.

               (13) Except as set forth in Schedule 2.01(x)(ii)(13), the Company is not, nor has it been at any time, associated (within the meaning of the ITA) with any other corporation.

               (14) There are (and immediately following the Closing there will be) no liens, pledges, hypothecs, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

               (15) As of the Closing, there will not be any contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under applicable Law other than reimbursements of a reasonable amount of entertainment expenses and other non deductible expenses that are commonly paid by similar businesses in reasonable amounts.

               (16) The Company's tax basis in its assets (and the undepreciated capital cost of such assets) for purposes of determining its future amortization, depreciation and other Federal income Tax deductions is accurately reflected on the Company's Tax Returns and records.

               (17) The Company has not acquired property or services from, nor has it disposed of property or provided services to a person with whom it does not deal at arm's length (within the meaning of the ITA) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the ITA. The Company does not have outstanding loans or other advances to the Shareholders or any officer, director or other employee of the Company or to any entity in which the Shareholders or the Company has a direct or indirect interest.

                    (18) Each of the Shareholders individually represents and warrants as to himself or itself that such Shareholder is not a non-resident of Canada within the meaning of the ITA.

          (y)  Other Activities of the Shareholders. Except as set forth in
               ------------------------------------
Schedule 2.01(y), neither the Shareholders nor any officer nor any director of the Company, owns, directly or indirectly, any interest or has any investment or profit participation in a corporation or other entity which is a competitor or potential competitor of or which otherwise, directly or indirectly, does business with the Company or Buyer.

          (z)  Employee Terminations. Schedule 2.01(z) lists any officer or
               ---------------------
other key employee of the Company who terminated employment with the Company since January 1, 2000. For this purpose and for purposes of Section 3.01(a), "Key Employee" means an employee whose base compensation or annual salary exceeded Cdn$40,000. Neither the Company nor the Shareholders has knowledge that any officer or other Key Employee of the Company is considering the termination of employment.

          (aa) The Shareholder List. Set forth as schedule 2.01 (aa) is a true
               --------------------
and accurate copy of the list of shareholders of the Company.

          (bb) Corporate Records. The corporate records of the Company are
               -----------------
complete and accurate and all corporate proceedings and actions reflected in the corporate records have been conducted or taken in compliance in all material respects with all applicable laws and with the constating documents and by-laws of the Company. All share transfers have been properly completed and approved and all former and present directors and officers were properly elected and appointed, as the case may be. Except as set forth on
Schedule 2.01(bb), the Company is not subject to, or affected by, any shareholders agreement or unanimous shareholder agreement.

          (cc) No Undisclosed Liabilities. The Company has no obligations or
               --------------------------
liabilities except (i) liabilities and obligations which are described in
Schedule 2.01(cc), (ii) liabilities and obligations reflected on the Balance Sheet or incurred in the ordinary course of business since the date of the Balance Sheet, and (iii) liabilities and obligations under any contracts, leases and permits set forth in Schedules 2.01(j) and 2.01(l).

          (dd) Disclosure. No representation or warranty made by the
               ----------
Shareholders in this Agreement and no statement contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnished to the Buyer or hereafter required to be furnished to the Buyer (all such documents being taken as a whole), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

          (ee) Title to Shares. At the Closing, each of the Shareholders will
               ---------------
transfer and convey, and Buyer will acquire, good and marketable title to the Shares, free and clear of all liens and encumbrances, pledges, security interests and claims whatsoever.

          (ff) Bonuses.  The aggregate bonuses paid to all employees, except for
               -------
Mr. Gerbasi, in respect of fiscal year 2000 were Cdn$71,400 and in respect of fiscal year 1999 were (app.) Cdn$2,300.

          (gg) U.S. Assets.  Except as set forth in Schedule 2.01(gg), the
               -----------
Company and its affiliates do not own or have the right to use any asset which is located within the United States.

          Section 2.02. Representations and Warranties of Buyer.  Buyer
                        ---------------------------------------
represents and warrants to, and agrees with, the Shareholders as follows:

          (a)  Organization.  Buyer is a corporation duly organized, validly
               ------------
existing and in good standing under the laws of the Province of Nova Scotia.

          (b)  Binding Obligation. Buyer has all requisite corporate power and
               ------------------
authority to enter into and perform its obligations under this Agreement. At the Closing, all corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, shall have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement does not and will not conflict with, or result in any violation of, any provision of the Certificate of Incorporation or By-laws of Buyer, or any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its property or assets. Except as required by the Competition Act Canada and the Investment Canada Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer in connection with its execution, delivery or performance of this Agreement.

                                  ARTICLE III

                   Covenants Relating to Conduct of Business
                   -----------------------------------------

          Section 3.01.  Covenants of the Shareholders. During the period from
                         -----------------------------
the date of this Agreement and continuing until the Closing, the Shareholders agree (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) that:

          (a)  Ordinary Course. The Company shall carry on its business in the
               ---------------
usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and Key Employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions co ntemplated hereby.

          (b)  Distributions. No payment, dividend or other distribution of any
               -------------
nature will be declared, made, set aside or paid on or in respect of any capital stock or surplus of the Company nor will the Company directly or indirectly, issue, redeem, retire, purchase or otherwise acquire shares of its stock, except the distribution of a Cdn$500,000 dividend declared on or prior to May 31, 2000, which is reflected in the audited Financial Statements which have been delivered to the Buyer.

          (c)  Compensation. No increase will be made in the compensation or
               ------------
rate of compensation payable or to become payable to the officers or employees of the Company, and, except as disclosed on Schedule 3.01(c), no bonus, profit sharing, retirement, insurance, death, fringe benefit or other extraordinary or indirect compensation shall accrue, be set aside or be paid for or on behalf of any such officer or employee, and no agreement or plan with respect to the same shall be adopted or committed to.

          (d)  Rights. The Company will not waive a material right or cancel a
               ------
material contract, debt or claim, or assume or enter into a material contract, lease, license, obligation, indebtedness, commitment, purchase or sale, and except in the usual and ordinary course of business, the Company will not enter into or assume any other contract, lease, license, obligation, indebtedness, purchase or sale which would obligate the Company for amounts in excess of Cdn$10,000 individually or Cdn$50,000 in the aggregate.

          (e)  No Other Bids. Neither the Shareholders nor the Company nor any
               -------------
of their affiliates shall, nor shall they authorize any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by any of them to, solicit or encourage (including by way of furnishing information or entering into discussions or negotiations of any kind) any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal. The Company shall promptly advise Buyer orally and in writing of any such inquires or proposals. As used in this paragraph, "takeover proposal" shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in the Company or all or a portion of its assets, other than the transactions contemplated by this Agreement.

                                  ARTICLE IV

                             Additional Agreements
                             ---------------------

          Section 4.01.  Access to Information. Upon reasonable notice and with
                         ---------------------
the consent of the management of the Company (which shall not be unreasonably withheld or delayed), the Shareholders shall cause the Company to afford to Buyer and to Buyer's accountants, counsel and other representatives, access during the period prior to the Closing to all its properties, books, contracts, commitments and records, and, during such period, the Company shall furnish as promptly as possible to Buyer all available information concerning the business, properties and personnel of the Company as Buyer may reasonably request. Buyer will hold such information in confidence until such time as such information otherwise becomes publicly available and in the event of termination of this Agreement for any reason Buyer shall promptly return to the Company or destroy all nonpublic documents obtained from the Company which it would not otherwise have been entitled to obtain. Buyer shall not disclose such information to any other person and shall not use such information in its own business or for any other purpose. Buyer shall cooperate with the Shareholders to the end that its access to such information will result in minimal disruption to the Company's business.

          Section 4.02. Legal Conditions. The Company will take all reasonable
                        ----------------
actions necessary to comply promptly with all legal requirements which may be imposed on the Company with respect to the transactions contemplated hereby and will promptly cooperate with and furnish information to Buyer in connection with any such requirements imposed upon Buyer in connection with the transactions contemplated hereby. The Shareholders will take all reasonable actions to obtain (and to cooperate with Buyer in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental, regulatory or administrative agency, commission, board, authority, arbitrator or arbitration panel, court or other entity (a "Governmental Entity"), or other third party, required to be obtained or made by the Company (or by Buyer) in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement.

          Section 4.03. Expenses. Whether or not the transactions contemplated
                        --------
hereby are consummated, all costs and expenses incurred by Buyer or the Shareholders in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs. Without limiting the generality of the foregoing, the Shareholders shall be solely responsible for the fees and expenses of their counsel in connection with the transaction contemplated hereby.

          Section 4.04. Additional Agreements. Subject to the terms and
                        ---------------------
conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, whether before or after the Closing.

          Section 4.05. Press Releases. None of the parties hereto shall issue a
                        --------------
press release or other publicity announcing the transactions contemplated hereby without the prior written approval of the other party, unless such disclosure is required by applicable law.

          Section 4.06.  Noncompetition.
                         --------------
          (a) In consideration of the Buyer entering into this Agreement, each Shareholder undertakes for himself or itself, as the case may be, that for four years after the Closing Date and within any of the States of the United States or any of the Provinces of Canada (the "Territory") he or it will not:

          (i) participate, assist or otherwise be directly or indirectly involved or concerned, financially or otherwise, as an employee (other than as an employee of the Company), member, shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, beneficiary, partner, associate, trustee, financier or otherwise in any business or activity which is the same as or substantially similar to the business of developing, making, manufacturing, marketing, selling, offering to sell, advertising, or distributing telecommunications testing or measurement equipment, or any material part of it (a "Restricted Business");

          (ii) solicit, canvass, induce or encourage directly or indirectly any employee of Buyer to leave the employment of Buyer;

          (iii) solicit, canvass, approach or accept any offer from any person or entity who was at any time during the 24 months immediately preceding the Closing Date a customer or supplier of the Company with a view to establishing a relationship with or obtaining the patronage of that person or entity in a Restricted Business;

          (iv) interfere or seek to interfere, directly or indirectly, with any relationship between Buyer and any client, customer, employee or supplier of the Company.

          (b) If any of the separate and independent covenants and restraints referred to in clause (a) of this Section 4.06 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any other separate and independent covenants and restraints.

          (c)  If any prohibition or restriction contained in clause (a) of this
Section 4.06 is judged to go beyond what is reasonable in the circumstances, but would be judged reasonable if that activity was deleted or that period or area was reduced, then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.

          (d)  each Shareholder acknowledges for himself and itself that:

          (i) the prohibitions and restrictions contained in clause (a) of this Section 4.06 are reasonable and necessary; and

          (ii) he or it has received valuable consideration for agreeing to the covenants in clause (a) of this Section 4.06.

          (e) the Shareholders and Buyer acknowledge and agree that it will be difficult to compute the amount of damage or loss to Buyer if any Shareholder violated any of its agreements under this Section 4.06, that Buyer will be without an adequate legal remedy if any Shareholder violated the provisions of this Section 4.06, and that any such violation may cause substantial irreparable injury and damage to Buyer not fully compensable by monetary damages. Therefore, each Shareholder and Buyer agree that in the event of any violation by a Shareholder of this Section 4.06, Buyer shall be entitled (i) to recover from such violating Shareholder monetary damages, (ii) to obtain specific performance, injunctive or other equitable relief, of either a preliminary or permanent type against such violating Shareholder, and (iii) to seek any other available rights or remedies at law or in equity which may be exercised concurrently with the rights granted hereunder.

          Section 4.07.  Collection of Receivables.
                         -------------------------

          (a) From and after the Closing Date, Buyer shall use its commercially reasonable efforts to collect the outstanding accounts receivable attributable to the period prior to the Closing Date (the "Receivables") generally in accordance with the billing and collection practices presently applied by Buyer in the collection of accounts receivable, except that Buyer shall be under no obligation to commence or not to commence litigation to effect collection and may make any adjustment, concession or settlement which in the good faith judgment of Buyer is commercially reasonable. In connection with the collections by Buyer, if a payment is received from an account debtor who has not designated the invoice being paid thereby, such payment shall be applied to the earliest invoice outstanding with respect to indebtedness of such account debtor, except for those invoices which are subject to a dispute to the extent of such dispute.

          (b) Buyer shall, on or before the tenth business day of each calendar month commencing with the second complete calendar month following the Closing Date, deliver to the Shareholders a written report (a "Collection Report") of the following information with respect to the Receivables:

          (i) The aggregate amount of the remaining Receivables (the "Uncollected Receivables") (and the number of accounts comprising such Receivables); and

          (ii) The aggregate amount of cash collections received by Buyer in respect of the Receivables during the period from the Closing Date through the date of the Collection Report.

          (c) On the 90th day following the Closing Date (the "Settlement Date"), Buyer shall deliver to the Shareholders a certificate of Buyer's chief financial officer(the "Receivable Certificate") stating the amount of Uncollected Receivables as of the Settlement Date, determined in accordance with U.S. GAAP minus the amount of any reserves specified for accounts receivable on the November 30, 2000 Balance Sheet of the Company (the "Receivable Amount"). On the 10th day following the Settlement Date, Buyer shall reassign to the Shareholders all such Uncollected Receivables and the Shareholders shall pay to Buyer a sum equal to the Receivable Amount. The obligation of the Shareholders to pay to Buyer the Receivable Amount (and the obligation of Buyer to reassign Uncollected Receivables to the Shareholders), pursuant to and on the date specified in, the preceding sentence shall be unaffected by any Notice of Disagreement delivered by either Party pursuant to paragraph (d) below or the existence of any dispute between the Parties relating to this Agreement or the transactions contemplated hereby. To the extent Buyer receives any payments with respect to any Receivables after they have been transferred to the Shareholders, Buyer shall remit any such amounts to the Shareholders within 30 days of Buyer's receipt of such payments.

          (d) Dispute Resolution. Each Party will cooperate and provide reasonably requested information necessary to permit them to verify the accuracy of the Receivable Amount specified on the Receivable Certificate. The Receivable Amount shall become final and binding on the Shareholders and Buyer on the 30th day following the date the Receivable Certificate is received by the Shareholders (the "Receivables Dispute Deadline Date"), unless prior to the Receivables Dispute Deadline Date either party delivers written notice to the other party of its disagreement("Notice of Disagreement"). Such notice shall set forth all of the disputed items together with proposed changes thereto, including an explanation in reasonable detail of the basis of proposed changes. If either party has delivered a timely Notice of Disagreement, then Buyer and the Shareholders shall use their good faith efforts to reach written agreement on the disputed items. If all of the disputed items have not been resolved by Buyer and the Shareholders by the 30th day following receipt of the Notice of Disagreement, then the disputed items shall be submitted, to the exclusion of the courts, to binding arbitration by a nationally recognized independent accounting firm that has no material financial relationship to either Buyer or the Shareholders, as mutually selected by Buyer and

Shareholders within five (5) business days after the end of the foregoing 30-day period (or in the absence of agreement between Buyer and Shareholders by the close of business on such 5th business day as selected by Buyer). The fees and expenses of such arbitration shall be borne 50% by Shareholders and 50% by Buyer. The determination of the Receivable Amount by such arbitration shall be final and binding upon Buyer and Shareholders as to the Receivable Amount.

          (e) Final Date. The Receivable Amount shall be deemed to be finally determined in the amount set forth in the Receivable Certificate on the Receivables Dispute Deadline Date unless a Notice of Disagreement is given in accordance with Section 4.07(d) with respect to the calculation thereof. If such a notice is given the Receivable Amount shall be deemed finally determined on the date that the selected accounting firm gives written notice to Buyer and Shareholders of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Shareholders and Buyer agree in writing on the amount thereof, in which case the Receivable Amount shall be calculated in accordance with such determination or agreement, as the case may be.

          (f)  Payments.

          (i) If the Receivable Amount, as finally determined, is greater than the amount set forth on the Receivable Certificate, then Shareholders shall pay to Buyer the amount of such difference within 10 days, and Buyer shall assign to Shareholders any associated Receivables.

          (ii) If the Receivable Amount, as finally determined, is less than the amount set forth on the Receivable Certificate, then the Buyer shall pay to Shareholders the amount of such deficiency within 10 days, and Shareholders shall reassign to Buyer any associated Receivables.

          (iii) Any payment required to be made pursuant to this Section 4.07 shall be made by deposit of immediately available funds to the account designated by the party entitled to such payment.

                                   ARTICLE V

                             Conditions Precedent
                             --------------------

          Section 5.01. Conditions to Each Party's Obligation. The respective
                        -------------------------------------
obligations of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)  Approvals. All authorizations, consents, orders or approvals of,
               ---------
or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or been obtained.

          (b)  Legal Action. No action, suit or proceeding shall have been
               ------------
instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

          (c)  Statutes. No statute, rule or regulation shall have been enacted
               --------
by the government of the United States or Canada or any Province, state or agency thereof which would make the consummation of the transactions contemplated hereby illegal.

          Section 5.02. Conditions to Obligations of Buyer. The obligations of
                        ----------------------------------
Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

          (a)  Approval of Board of Directors. The Board of Directors of Buyer
               ------------------------------
shall have approved the consummation of the transactions contemplated hereby.

          (b)  Representations and Warranties. The representations and
               ------------------------------
warranties of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Buyer shall have received a certificate signed by the Shareholders to such effect.

          (c)  Performance of Obligations of the Shareholders. The Shareholders
               ----------------------------------------------
and the Company shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief financial officer of the Company to such effect.

          (d)  Opinion of Shareholders' Counsel. Buyer shall have received an
               --------------------------------
opinion dated the Closing Date of Braman Barbacki Moreau s.e.n.c., counsel to the Shareholders in form and substance satisfactory to Buyer.

          (e)  No Material Adverse Change. Except as disclosed in Schedule
               --------------------------
2.01(p), since May 31, 2000 there shall have been no material adverse change in the financial condition, results of operations, business, assets or prospects of the Company.

          (f)  Consents and Actions. All requisite consents of any third parties
               --------------------
to the transactions contemplated by this Agreement shall have been obtained.

          (g)  Due Diligence Investigation. Buyer shall be satisfied with the
               ---------------------------
results of its due diligence investigation of the Company, including without limitation, that the Company shall have delivered to Buyer, and Buyer shall have approved, the Company's May 31, 2000 fiscal year end audited financial statements.

          (h)  Closing Deliveries. The Company shall deliver, or cause to be
               ------------------
delivered, to Buyer at or prior to the Closing the following documents:

          (i) An officers' certificate or other evidence satisfactory to Buyer that all severance and related benefits of any kind due to employees of the Company who have previously terminated employment have been paid.

          (ii) Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel, in addition to those required by this Agreement.

          (i)  Release of Security Interests. Provision satisfactory to Buyer
               -----------------------------
shall have been made for the release of any security interests which encumber any of the Company's assets, except for the security interests set forth on
Schedule 5.02(i).

          (j)  Employment Agreements. Raffaele Gerbasi, and the individuals
               ---------------------
listed on Schedule 5.02(j) shall have entered into employment agreements in substantially the forms of Exhibit C hereto.

          (k)  Compliance. Any filings or notices required pursuant to the
               ----------
Competition Act shall have been given or made.

          (l)  Legal Action. No action, suit or proceeding shall have been
               ------------
instituted or threatened before any court or governmental body which could have an adverse effect on the Company, its operations, prospects, or condition (financial or otherwise), and the Company shall have resolved, to Buyer's satisfaction, the matters set forth on Schedule 2.01(m).

          (m)  Distributions. The Company shall have made no distributions of
               -------------
any of its assets since May 31, 2000, except for the dividend of Cdn$500,000 which was declared on or before May 31, 2000.

          (n)  Dynastie Arrangements Terminated. The Company shall have
               --------------------------------
delivered evidence satisfactory to Buyer that any and all agreements, contracts or written arrangements between the Company and Dynastie Electronics Services Inc. have been terminated with no liability.

          SECTION 5.03.  Conditions to Obligation of the Shareholders. The
                         --------------------------------------------
obligations of the Shareholders to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by
Shareholders:

          (a) Representations and Warranties. The representations and warranties
              ------------------------------
of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Shareholders shall have received a certificate signed by the chief executive officer and by the chief financial officer of Buyer to such effect.

          (b) Performance of Obligations of Buyer. Buyer shall have performed
              -----------------------------------
all obligations required to be performed by it under this Agreement prior to the Closing Date, and the Shareholders shall have received a certificate signed by the chief executive officer and by the chief financial officer of Buyer to such effect.

          (c) Consents and Actions. All requisite consents of any third parties
              --------------------
or governmental agencies to the transactions contemplated hereby shall have been obtained.

          (d) Employment Agreements. The Company shall have entered into
              ---------------------
employment agreements with Raffaele Gerbasi, and the individuals listed on
Schedule 5.02(j), in substantially the forms of Exhibit C hereto.

          (e) Compliance. Any filings or notice required pursuant to the
              ----------
Competition Act shall have been given or made.

          (f) Other Documents. The Shareholders shall have received such
              ---------------
documents, instruments or certificates as shall be reasonably requested by the Shareholders or their counsel, in addition to those required by this Agreement.

                                  ARTICLE VI

                                Indemnification
                                ---------------

          SECTION 6.01.  Warranty Claims. Indemnification for Warranty Claims
                         ---------------
shall be governed by this Section 6.01.

          (a) By the Shareholders. Except as hereinafter set forth, the
              -------------------
Shareholders shall severally (based on their pro-rata ownership interest in the Company) indemnify and hold harmless on an after-tax basis Buyer, and its successors and assigns and its and their respective officers, directors, shareholders, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which arise out of:
(i) any breach or violation of this Agreement by the Shareholders; or (ii) any breach of any of the representations, warranties or covenants made in this Agreement by the Shareholders; (iii) any inaccuracy or misrepresentation in the Schedules hereto or in any certificate or document delivered in accordance with the terms of this Agreement by the Shareholders; or (iv) the existence of Dynastie Electronics Services Inc. ("Dynastie") (including without limitation, those with respect to any and all agreements, arrangements, relations, affiliations and connections between the Company and Dynastie, the sharing of resources or assets of any type whatsoever (human or otherwise) and the provision or acceptance of representation, distribution or other services (the items in clauses (i) - (iv) are referred to, collectively, as "Warranty Claims"). Notwithstanding the foregoing, each Shareholder shall be solely responsible for breaches of his/its own breaches of Section 4.06.

          (b) By Buyer. Except as hereinafter set forth, Buyer shall indemnify
              --------
and hold harmless on an after-tax basis the Shareholders and each of them and their heirs, beneficiaries and estates against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which arise out of:
(i)
any breach or violation of this Agreement by Buyer; or (ii) any breach of any of the representations, warranties or covenants made in this Agreement by Buyer; or
(iii) any inaccuracy or misrepresentation in the Schedules hereto or in any certificate or document delivered in accordance with the terms of this Agreement by Buyer (collectively, "Warranty Claims").

          SECTION 6.02.  Third Party Claims. The Shareholders shall severally
                         ------------------
(based on their pro-rata ownership interest in the Company) indemnify and hold Buyer and its successors and assigns and its and their respective officers, directors, shareholders, employees and agents harmless on an after-tax basis against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, arising out of any legal, governmental or administrative action, suit or proceeding against the Company or Buyer, including all those required to be included in Schedule 2.01(m) hereto, which legal, governmental or administrative action, suit or proceeding arises from the conduct of the business of the Company or the ownership or condition of the properties owned or leased by the Company prior to the Closing Date. Without limiting the generality of the foregoing, the provisions of this Section 6.02 shall be fully applicable to any federal, provincial or other taxes, penalties, interest and related charges and fees to which the Company might become subject as a result of liability for taxes of the Company for periods ending on or prior to the Closing, whether on or measured by income, assets, sales, gross receipts or payroll (including in each case penalties or interest relating thereto), and to the matters set forth on Schedule 2.01(m).

          SECTION 6.03.  Notice of Claim. Upon obtaining knowledge thereof, the
                         ---------------
indemnified party shall promptly notify the indemnifying party in writing of any damage, claim, loss, liability or expense which the indemnified party has determined has given or could give rise to a claim under Sections 6.01 or 6.02 (such written notice being hereinafter referred to as a "Notice of

Claim"). A Notice of Claim shall contain a brief description of the nature and estimated amount of any such claim giving rise to a right of indemnification.

          SECTION 6.04.  Defense of Third Party Claims. With respect to any
                         -----------------------------
claim or demand set forth in a Notice of Claim relating to a third party claim, the indemnifying party may defend, in good faith and at its expense, any such claim or demand, and the indemnified party, at its expense, shall have the right to participate in the defense of any such third party claim. So long as the indemnifying party is defending in good faith any such third party claim, the indemnified party shall not settle or compromise such third party claim. If the indemnifying party does not so elect to defend any such third party claim, the indemnified party shall have no obligation to do so.

          SECTION 6.05.  Limitations. The aggregate amount of all claims subject
                         -----------
to indemnification hereunder by the Shareholders and by Buyer, respectively, shall not exceed Cdn$17,600,000; provided however, that the parties shall be entitled to indemnification hereunder only when the aggregate of all such claims for such party exceeds Cdn$15,000. At such time, if any, as claims exceed Cdn$15,000, such party shall have the right to seek indemnification from the first dollar.

                                  ARTICLE VII

                       Termination, Amendment and Waiver
                       ---------------------------------

          SECTION 7.01.  Termination. This Agreement may be terminated at any
                         -----------
time prior to the Closing:


          (a) by mutual written consent of Buyer and the Shareholders;

          (b) by either Buyer or the Shareholders if there has been a material misrepresentation or breach of covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured within five days after receipt of notice of such breach;

          (c) by Buyer if any of the conditions set forth in Sections 5.01 and
5.02 shall not have been satisfied before January 15, 2001 or such later date as Buyer and the Shareholders shall mutually agree in writing;

          (d) by the Shareholders if any of the conditions set forth in Sections
5.01 or 5.03 shall not have been satisfied before January 15, 2001 or such later date as Buyer and the Shareholders shall mutually agree in writing.

          SECTION 7.02.  Effect of Termination. In the event of termination of
                         ---------------------
this Agreement by either the Shareholders or Buyer as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, or the Shareholders or their respective officers or directors or shareholders except as set forth in Sections 4.01, 4.03 and 4.05 and except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 7.03.  Amendment. This Agreement may not be amended except by
                         ---------
an instrument in writing signed on behalf of each of the parties hereto.


                                 ARTICLE VIII

                    Shareholders' Representative Provisions
                    ---------------------------------------

          SECTION 8.01.  Appointment of Shareholders' Representative. Each of
                         -------------------------------------------
the Shareholders hereby irrevocably constitutes and appoints Raffaele Gerbasi (the "Shareholders' Representative"), as the Shareholders' attorney-in-fact and agent in connection with the execution and performance of this Agreement. This power is irrevocable and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Shareholders.

          SECTION 8.02.  Authority. Each of the Shareholders hereby irrevocably
                         ---------
grants the Shareholders' Representative full power and authority:

          (a) to execute and deliver, on behalf of such Shareholder, and to accept delivery of, on behalf of such Shareholder, such documents as may be deemed by the Shareholders' Representative, in his sole discretion, to be appropriate to consummate this Agreement;

          (b) to endorse and to deliver on behalf of such Shareholder, certificates representing the Shares to be sold by such Shareholder at the Closing;

          (c) to acknowledge receipt of the purchase price for such Shares sold by such Shareholder at the Closing, to designate the manner of payment of such purchase price, and to certify, on behalf of such Shareholder, as to the accuracy of the representations and warranties of such Shareholder under, or pursuant to the terms of, this Agreement;

          (d) to (x) dispute or refrain from disputing, on behalf of such Shareholder, any claim made by Buyer under this Agreement; (y) negotiate and compromise, on behalf of such Shareholder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under this Agreement, and (z) execute, on behalf of such Shareholder, any settlement agreement, release or other document with respect to such dispute or remedy;

          (e) to give or agree to, on behalf of such Shareholder, any and all consents, waivers, amendments or modifications, deemed by the Shareholders' Representative, in his sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

          (f) to enforce, on behalf of such Shareholder, any claim against Buyer arising under this Agreement;

          (g) to engage attorneys, accountants and agents at the expense of the Shareholders;

          (h) to amend this Agreement (other than this Article VIII) or any of the instruments to be delivered to Buyer by any one or more of the Shareholders pursuant to this Agreement; and

          (i) to give such instructions and to take such action or refrain from taking such action, on behalf of the Shareholders, as the Shareholders' Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

          SECTION 8.03.  Reliance  Each Shareholder hereby agrees that:
                         --------

          (a) in all matters in which action by the Shareholders' Representative is required or permitted, the Shareholders' Representative is authorized to act on behalf of such Shareholder, notwithstanding any dispute or disagreement among the Shareholders, or between any Shareholder and the Shareholders' Representative, and Buyer shall be entitled to rely on any and all action taken by the Shareholders' Representative under this Agreement without any liability to, or obligation to inquire of, any of the Shareholders, notwithstanding any knowledge on the part of the Buyer of any such dispute or disagreement;

          (b) notice to the Shareholders' Representative, delivered in the manner provided in Section 8.2, shall be deemed to be notice to all Shareholders for the purposes of this Agreement;

          (c) the power and authority of the Shareholders' Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Shareholders under this Agreement shall have terminated, expired or been fully performed;

          (d) a majority in interest of the Shareholders shall have the right, exercisable from time to time upon written notice delivered to the Shareholders and Buyer: to remove the Shareholders' Representative, with or without cause, and to appoint another individual to fill a vacancy caused by the death, resignation or removal of the Shareholders' Representative;

          (e) if the Shareholders' Representative resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed pursuant to paragraph (d) within thirty (30) days, then Buyer shall have the right to appoint a Shareholder to act as the Shareholders' Representative, to serve as described in this Agreement.

          SECTION 8.04.  Actions by Shareholders. Each Shareholder agrees that,
                         -----------------------
notwithstanding the foregoing, at the request of Buyer, such Shareholder shall take all actions necessary or appropriate to consummate the transaction contemplated hereby (including, without limitation, delivery of such Shareholder's Shares and acceptance of the purchase price therefor) individually on such Shareholder's own behalf.

          SECTION 8.05.  Indemnification of Buyer. The Shareholders, jointly and
                         ------------------------
severally, shall indemnify Buyer against, and agree to hold Buyer harmless from, any and all damages incurred or suffered by Buyer arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this Article VIII, or the designation, appointment and actions of the Shareholders' Representative pursuant to the provisions hereof, including without limitation, with respect to (x) actions taken by the Shareholders' Representative, and (y) reliance by

Buyer on, and actions taken by Buyer in response to or in reliance on, the instructions of, notice given by or any other action taken by the Shareholders' Representative.

          SECTION 8.06.  Indemnification of Shareholders' Representative. Each
                         -----------------------------------------------
Shareholder shall severally indemnify the Shareholders' Representative against any damages (except such as result from such Shareholders' Representative's gross negligence or willful misconduct) that the Shareholders' Representative may suffer or incur in connection with any action or omission of the Shareholders' Representative. Each Shareholder shall bear its pro-rata portion of such damages. The Shareholders' Representative shall not be liable to any Shareholder with respect to any action or omission taken or omitted to be taken by the Shareholders' Representative pursuant to this Article VIII, except for the Shareholders' Representative's gross negligence or willful misconduct.


                                  ARTICLE IX

                              General Provisions
                              ------------------

          SECTION 9.01.  Survival of Representations and Warranties. All
                         ------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing until the expiration of three years from the Closing Date, and, thereafter, to the extent a claim is made prior to such expiration with respect to any breach of such representation, warranty or agreement, until such claim is finally determined or settled; provided, however, that all claims with respect to the tax matters set forth in Sections 2.01(x) and 6.02 of this Agreement or resulting from any action or threatened action by any federal, provincial or local taxing authority shall expire when the applicable period under the statute of limitations therefor (including any waivers thereof) shall have expired and cannot thereafter be asserted.

          SECTION 9.02.  Notices. All notices and other communications hereunder
                         -------
shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Buyer to

                    SUNRISE TELECOM AVANTRON DIVISION CORP.
                    c/o Sunrise Telecom Incorporated
                    22 Great Oaks Boulevard
                    San Jose, California 95119
                    Attention: Michael Heafey, General Counsel

          with a copy to:

                    ORRICK, HERRINGTON & SUTCLIFFE LLP
                    The Old Federal Reserve Bank Building
                    400 Sansome Street
                    San Francisco, California 94111
                    Attention: John F. Seegal, Esq.

          (b) if to the Shareholders, to:

                    Raffaele Gerbasi
                    c/o Avantron Technologies, Inc.
                    10281 Renaude-Lapointe
                    Anjou, Quebec
                    Canada H1J2T4

          with a copy to:

                    Braman Barbacki Moreau s.e.n.c.
                    2001 McGill College, Suite 1300
                    Montreal, Quebec
                    Canada H3A1G1
                    Attention: Daniela Villatora

          All notices given hereunder shall be deemed given at the time of personal delivery or, if mailed, on the earlier of actual receipt as shown on the registry receipt or three business days after the date of such mailing.

          SECTION 9.03.  Interpretation. When a reference is made in this
                         --------------
Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of contract interpretation, the parties agree that they are joint authors of this document.

          SECTION 9.04.  Counterparts. This Agreement may be executed in one or
                         ------------
more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          SECTION 9.05.  Miscellaneous. This Agreement, the documents and
                         -------------
instruments and other agreements between the parties hereto required by this Agreement and the Non-Disclosure Agreement dated as of October 24, 2000, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof,
(b) is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

          SECTION 9.06.  Governing Law. This Agreement shall be governed in all
                         -------------
respects, including validity, interpretation and effect, by the laws of the State of California.

          SECTION 9.07.  No Waiver. No term or provision of this Agreement shall
                         ---------
be waived or any breach of this Agreement excused except in writing signed by the party that is claimed to have so waived or excused. No waiver of any provision of this Agreement shall constitute a waiver of any other provision. Any consent or waiver by any party to any breach of this Agreement by the other party, whether expressed or implied, shall not constitute a consent to, waiver of, or excuse for, any other breach. The failure of any party to give notice to the other party, or to take any other step in respect of, any breach of any provision of this Agreement shall not constitute a waiver thereof. Acceptance of payment by a party after the breach of any provision of this Agreement by the other party shall not constitute a waiver thereof.

          SECTION 9.08.  Language. The parties hereto have requested that this
                         --------
Agreement together with all ancillary documents be drafted in the English language only. Les parties aux presentes ont exige et demande que cette convention et tous les autres documents relies soient rediges en langue anglaise seulement.

          IN WITNESS WHEREOF, Buyer and the Shareholders have executed this Agreement, all as of the date first written above.

                                        SUNRISE TELECOM AVANTRON
                                        DIVISION CORP.



                                        By     /s/ Paul Ker-Chin Chang
                                           -------------------------------------
                                           Title: Chief Executive Officer



                                        SHAREHOLDERS:




                                        162544 Canada Inc.


                                        By     /s/ Raffaele Gerbasi
                                           -------------------------------------
                                           Raffaele Gerbasi
                                        Title:  President



                                        By     /s/ Bernard Cadieux
                                           -------------------------------------
                                           Bernard Cadieux



                                        By     /s/ Denis Quirion
                                           -------------------------------------
                                           Denis Quirion




                          [SHARE PURCHASE AGREEMENT]